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                                                                     EXHIBIT 5.1


                         OPINION OF PEABODY & ARNOLD LLP


                                                                 October 6, 2000

Storage Computer Corporation
11 Riverside Street
Nashua, New Hampshire 03062

           Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

     In connection with the registration of 12,679,000 shares of Common Stock, par value $.001 per share (the "Common Shares") of Storage Computer Corporation (the "Company") with the Securities and Exchange Commission on a Registration Statement on Form S-3 (the "Registration Statement"), relating to the sales, if any, of the Common Shares by the selling stockholder, we have examined such documents, records and matters of law as we have considered relevant. Based upon such examination and upon our familiarity as counsel for the Company with its general affairs, it is our opinion that the Common Shares being registered, when issued and paid for, will be legally issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and the prospectus forming a part of the Registration Statement.

                                               Very truly yours,

                                               /s/ Peabody & Arnold LLP

                                               PEABODY & ARNOLD LLP